Exhibit 99.1

Dynegy and ChevronTexaco Execute

Definitive Documentation for Restructuring Transaction

HOUSTON—(BUSINESS WIRE)—July 29, 2003—Dynegy Inc. (NYSE:DYN) today announced that it has executed definitive documentation with ChevronTexaco Corp. (NYSE:CVX) related to its previously announced restructuring transaction. Dynegy and ChevronTexaco have agreed to restructure the $1.5 billion of Series B Preferred Stock currently held by a subsidiary of ChevronTexaco. ChevronTexaco will exchange the outstanding shares of Series B Preferred Stock for an aggregate of $850 million from Dynegy as follows: a cash payment of $225 million; $225 million principal amount of newly issued Dynegy Junior Unsecured Subordinated Notes due in 2016; and $400 million in newly issued shares of Dynegy Series C Convertible Preferred Stock. Details related to the transaction were included in Dynegy’s Form 8-K filed on July 28. The transaction is subject to various terms and conditions set forth in the definitive documentation, including the consummation of Dynegy’s previously announced private offerings and receipt of applicable regulatory and other approvals.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to wholesale customers in the United States and to retail customers in the state of Illinois. The company owns and operates a diverse portfolio of energy assets, including power plants totaling more than 13,000 megawatts of net generating capacity, gas processing plants that process more than 2 billion cubic feet of natural gas per day and approximately 40,000 miles of electric transmission and distribution lines.

Certain statements included in this news release are intended as “forward looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the restructuring and refinancing transactions described above. Dynegy cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. Specifically, Dynegy cannot assure you that the necessary approvals will be obtained or that the capital markets or restructuring transactions described above will be consummated on the terms Dynegy currently contemplates, if at all. More information about the risks and uncertainties relating to the forward-looking statements are found in Dynegy’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2002, as amended, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which are available free of charge on the SEC’s web site at http://www.sec.gov.

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